Exhibit 99.2

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT BIG - Q1 2018 Big Lots Inc Earnings Call EVENT DATE/TIME: JUNE 01, 2018 / 12:00PM GMT
OVERVIEW:
Co. reported 1Q18 net sales of $1.268b and adjusted income of $40.0m or $0.95 per diluted share. Expects FY18 adjusted diluted EPS (based on comparable store sales increase of approx. 1%) to be $4.50-4.70 and 2Q18 diluted EPS (assuming comparable store sales in range of flat to plus 2%) to be $0.60-0.70.

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JUNE 01, 2018 / 12:00PM, BIG - Q1 2018 Big Lots Inc Earnings Call

CORPORATE PARTICIPANTS
Andrew D. Regrut Big Lots, Inc. - VP of IR
Lisa M. Bachmann Big Lots, Inc. - Executive VP and Chief Merchandising & Operating Officer
Timothy A. Johnson Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

CONFERENCE CALL PARTICIPANTS
Brian William Nagel Oppenheimer & Co. Inc., Research Division - MD & Senior Analyst
Daniel Ray Wewer Raymond James & Associates, Inc., Research Division - U.S. Hard Line Goods Analyst
Joseph Isaac Feldman Telsey Advisory Group LLC - Analyst
Patrick Gerard McKeever MKM Partners LLC, Research Division - MD, Sector Head & Senior Analyst
Paul Trussell Deutsche Bank AG, Research Division - Research Analyst
Peter Jacob Keith Piper Jaffray Companies, Research Division - Principal and Senior Research Analyst
Sean Stephen Kras Barclays Bank PLC, Research Division - Research Analyst
Vincent J. Sinisi Morgan Stanley, Research Division - VP

PRESENTATION

Operator

Ladies and gentlemen, welcome to the Big Lots Q1 2018 Earnings Conference Call. This call is being recorded. (Operator Instructions)

At this time, I'd like to introduce today's first speaker, Andy Regrut, Vice President of Investor Relations. Please go ahead.

Andrew D. Regrut - Big Lots, Inc. - VP of IR

Thanks, Jake, and good morning, everyone. Thank you for joining us for our first quarter conference call. With me here today in Columbus are Lisa Bachmann, Executive Vice President, Chief Merchandising and Operating Officer; and Tim Johnson, Executive Vice President, Chief Administrative Officer and Chief Financial Officer.

Before we get started, I'd like to remind you that any forward-looking statements we make on today's call involve risk and uncertainties and are subject to our Safe Harbor Provisions as stated in our press release and our SEC filings and that actual results can differ materially from those described in our forward-looking statements.

All commentary today is focused on adjusted non-GAAP results. For the first quarter of fiscal 2018, this excludes after-tax expense of $8.7 million or $0.21 per diluted share, associated with the settlement of shareholder litigation matters and the retirement of our former CEO, David Campisi. Reconciliations of GAAP to non-GAAP adjusted earnings are available in today's press release.

I'll now turn the call over to Lisa for an overview of our results from a merchandising perspective.

Lisa M. Bachmann - Big Lots, Inc. - Executive VP and Chief Merchandising & Operating Officer

Thank you, Andy, and good morning, everyone. Q1 was challenging for our company, with comp store sales declining 3% compared to our guidance of flat to slightly down.

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JUNE 01, 2018 / 12:00PM, BIG - Q1 2018 Big Lots Inc Earnings Call

As we discussed on our last call in March, the month of February was difficult, primarily due to Furniture softness and intense competition over the Presidents' Day promotional period. And while company sales trends did improve from February to March to April, the rate of improvement was dampened by cool, wet weather, and it was not enough to make up the slow start to the quarter.

We know our shortfall in March was solely in sales of Seasonal merchandise, and we know April was the coolest April on record in the last 20 years. Unfortunately, when transactions are down in our Ownable category of Seasonal (Lawn and Garden and Summer), there is an unfavorable halo effect on other categories in the store as well. We are pleased to report that sales trends in May have improved now that the warm weather has finally arrived.

From a merchandising perspective in Q1, Soft Home was the best-performing category, up mid-single digits again this quarter, with strength in Flooring, Bath, Window and Home Organization. Congratulations to Martha, Kevin and the team for another strong quarter. The expansion of additional space has proven to be a good decision, and our product assortments continue to improve and resonate with Jennifer as we bring trend-right, coordinated assortments to her.

Furniture was down low single digits, impacted heavily by February. Sales improved in March and April, with the combined period up mid-single digits with positive performance in all 4 departments of Upholstery, Mattresses, RTA and Casegoods.

For the quarter in total, it did not deliver to expectations predominantly due to competitive pressures in February and a lack of newness in many core assortments. In Q2, we are increasing the amount of newness in recliners, motion sofas, sectionals and sofa/love seats.

Furniture in Q1 really was a tale of two cities, experiencing a double-digit comp increase in our Store of the Future format. As a reminder, the product assortment is similar to the balance of the chain. In these remodeled stores, our strategy and new brand identity is introduced, and Jennifer loves it. From our merchandise vignettes to a cleaner, better-organized store, to friendly staff departments, it's just an overall more pleasant shopping experience.

Food, Consumables, and Hard Home were also down low single digits. We're seeing bright spots in each of these businesses. For instance, our new in-line assortment of carbonated beverages in Food continues to do very well as does the expanded branded OTC offering in Consumables. But in each of these businesses, traffic and the unfavorable halo effect I mentioned a moment ago was a challenge.

Similar to other retailers selling product for outdoor living, our Seasonal business was challenged by cool and wet spring weather during the quarter in most major markets. While comps for the quarter were down low double digits, we do believe in our assortment and the team.

Our confidence is based on 3 observations: one, strong May comps, up double digits when the warm weather finally arrived; two, strong business online where our assortments are expanded and performing quite well; and three, strong Seasonal performance in the Store of the Future markets, particularly Phoenix, Charleston/Myrtle Beach and now Austin.

Electronics, Toys & Accessories comped down for the quarter as well. This business continues to be a space donor to our Ownable and Winnable categories. And while our assortments and in-line productivity have really improved, it's not enough to offset the reduction in linear footage.

And finally, our e-commerce business. It has been 2 years since we launched this online platform, and we have been diligently executing our strategy. Q1 was our best quarter-to-date with the highest level of sales and our smallest operating loss. Congratulations to Erica and the entire team, who have worked very hard to expand our assortment to bigger, bulkier products through creative fulfillment options, including SDF, which is our supplier direct fulfillment, and nonparcel, where we are introducing shipping indoor and outdoor Furniture directly to Jennifer's home.

From a marketing perspective, we started to introduce Jennifer to our repositioned brand as a new kind of community retailer with the traits of Friendly service, Trustworthy Value and Community. This introduction will continue into Q2 and for the balance of the year. And it's being executed through collaborative, cross-functional teams that include not only Marketing but our Stores and Field organization, our Distribution Centers, and all functional areas in the Corporate Office.

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JUNE 01, 2018 / 12:00PM, BIG - Q1 2018 Big Lots Inc Earnings Call

Serve Big, Save Lots is our brand line and is embedded in our communications on television, through digital channels, and in-store messaging. Our marketing and in-store presentation are featuring affordable solutions, coordinated products that assist Jennifer.

And finally, Store of the Future is on track to complete approximately 180 stores this year. Mike and Nick have done a very good job leading the team, which has stayed on schedule and on budget. We remain encouraged by the results in Phoenix and Columbus as well as by results in recently completed markets of Austin, Charleston and Myrtle Beach.

Sales growth continues to be balanced between increases in both traffic and basket. Furniture, Seasonal, and Home remain the best-performing categories, accounting for nearly 80% of the sales increase in the store. Jennifer has told us she wants ideas when decorating her home, and the Store of the Future showcases our Ownable collections with trend-right products that can help her.

In addition, the qualitative data from her has been overwhelmingly positive. We're currently completing remodels in 4 markets, and we have 6 additional markets planned for the summer.

I'll now turn the call over to T.J. for insight on the numbers and our guidance for 2018.

Timothy A. Johnson - Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

Thanks, Lisa, and good morning, everyone. Net sales for the first quarter of fiscal 2018 were $1.268 billion, a decrease of 2.1% versus the $1.295 billion we reported last year, with the decline resulting from a combination of lower same-store sales and fewer stores opened year-over-year. Comparable store sales for stores opened at least 15 months plus e-commerce sales decreased 3%, which compares to our guidance of flat to slightly down.

It probably makes sense here to talk about trends during the quarter. At the time we set guidance, we knew February, which was down mid to high singles, primarily for the reasons mentioned, Furniture and Presidents' Day, along with difficult weather and Seasonal. Our Q1 guidance assumed Marple, March and April combined, would be up low singles. We assumed Furniture trends would improve, which they did in Marple.

Our guidance also assumed Seasonal trends and weather would improve, which did not happen. Marprle was actually down slightly, with the entire miss to guidance reflective of: one, Seasonal merchandise sales; two, Seasonal transactions and the associated balance of store halo; and three, other seasonally sensitive merchandise, such as fans, sandals, summer toys, et cetera.

Adjusted income for the first quarter was $40.0 million or $0.95 per diluted share, which compares to our guidance of $1.15 to $1.22 per diluted share and to income of $51.5 million or $1.15 per diluted share for the same period last year. The gross margin rate for Q1 was 40.4%, down slightly from last year, primarily the result of a slightly higher markdown rate and the sales miss in our Seasonal category, which is a high-margin business for us.

Total adjusted expense dollars were $456 million or up 2.5% to last year, with the increase reflective of investments in our Store of the Future initiatives, higher domestic transportation rates and fuel costs, and higher occupancy costs year-over-year. This result is consistent with our expectations and guidance for deleverage, highlighted on our last conference call.

Investments in our business in the form of Store of the Future, cost pressures in the domestic transportation markets, and reinvestment of tax reform savings, which will begin in Q2 are all decisions or call-outs planned for by the business.

The adjusted expense rate was 36.0% compared to last year's rate of 34.3%, with the deleverage a result of the increases I mentioned and the delevering impact of a negative 3% comp. The adjusted income tax rate for the quarter was 27% compared to last year's rate of 34.1%, with favorability resulting from corporate tax reform.

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JUNE 01, 2018 / 12:00PM, BIG - Q1 2018 Big Lots Inc Earnings Call

Moving onto the balance sheet, Inventory ended the first quarter of fiscal 2018 at $850 million compared to $836 million last year, with inventory levels per store increasing 3%, a result of the sales shortfall in Seasonal and planned increases to support new merchandise sets in other merchandise categories.

Our inventories are well positioned for Q2 sales in all businesses, and we are monitoring glidepaths of seasonally sensitive product very closely. During Q1, we opened 1 store and closed 2, leaving us with 1,415 stores and total selling square footage of 31.3 million.

Capital expenditures for the first quarter of 2018 were $31 million compared to $22 million last year. And depreciation expense was $28.5 million, essentially flat to last year.

We ended the first quarter with $65 million of cash and cash equivalents and $174 million of borrowings under our credit facility. This compared to $66 million of cash and cash equivalents and $116 million of borrowings under our credit facility last year. Our use of cash generated by operations was focused on higher CapEx and returning cash to shareholders.

In terms of cash returned to shareholders, I'll remind you we have $100 million share repurchase authorization. Due to the uncertainty around our former CEO's situation, we did not repurchase shares in the first quarter of fiscal 2018.

We did, however, return $14 million to shareholders in the form of dividend payments, primarily in the month of April. And as noted in a separate press release this morning, our Board of Directors declared a quarterly cash dividend for the second quarter of fiscal 2018, also at $0.30 per common share. This dividend is payable on June 29 to shareholders of record as of the close of business on June 15.

Now turning to forward guidance. For Q2, we expect income to be in the range of $0.60 to $0.70 per diluted share, compared to last year's income of $0.67 per diluted share. Our guidance assumes comparable store sales in the range of flat to plus 2%, compared to a 1.8% increase for the same period last year. Sales comps for May-to-date are within this range.

The gross margin rate for the second quarter of fiscal 2018 is expected to be down slightly from last year, and expenses as a percent of sales are expected to be higher than last year.

For fiscal 2018, we have updated our guidance for adjusted income in the range of $4.50 to $4.70 per diluted share, compared to fiscal 2017 adjusted income of $4.45 per diluted share. This guidance is based on a comparable store sales increase of approximately 1%. We believe this level of financial performance will result in cash flow of approximately $110 million to $120 million.

So in summary, Q1 was a challenging quarter, with comps down 3% for the first time since 2013. We understand the why, and May results to date and our plans for the balance of the year leave us expecting comp growth for Q2 through Q4. We're focused on what we can control, and even in a difficult quarter, there have been some very encouraging strategic progress made and accomplishments.

First, the introduction of our new brand identity across our entire fleet of stores and also reflected in our new corporate headquarters. It will help us communicate the future strategic direction of Big Lots, clarify for Jennifer who we are and what we stand for, and attract and retain the best and brightest talent to help us build upon our already strong corporate culture.

Next, our strategic investment in Apple Valley distribution center in California is moving along as planned, and Carlos, Todd and the entire team are on task and on budget. Efficiency, supporting future growth and improving service to our stores and Jennifer are ultimately the goals here.

And lastly, our Store of the Future program continues to speed ahead with results that remain at or slightly better than our expectations, both qualitative and quantitatively. Jennifer's feedback continues to encourage us. And with full Board support, we are moving swiftly and strategizing how we could possibly accelerate and increase the number of remodels and new stores we open in the Store of the Future format as we move into 2019.

With that, I'll now turn the call back to Andy.

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JUNE 01, 2018 / 12:00PM, BIG - Q1 2018 Big Lots Inc Earnings Call

Andrew D. Regrut - Big Lots, Inc. - VP of IR

Thanks, T.J. Okay, Jake, we would now like to open the questions -- open the lines for questions.

QUESTIONS AND ANSWER

Operator

(Operator Instructions) And we will hear first from Vincent Sinisi with Morgan Stanley.

Vincent J. Sinisi - Morgan Stanley, Research Division - VP

So I appreciate the color on the headwinds in 1Q. Just to make sure though, so it seems like kind of, of the months February, like you said, you kind of knew that when guidance was given. Can you give any further thoughts around kind of the miss versus plan over the other 2 months in terms of was it really kind of all more of the weather and the Seasonal? Or was it maybe the extension of some of the Furniture and mattress promotions in those months also may be a bit higher than what you expected? And kind of what do you see in there now?

Timothy A. Johnson - Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

Thanks, Vinnie, for the question. So big picture, I think our Marple, our March and April combined this way, Seasonal, which was roughly 15% of our business, comped down double digits. That impact on comps alone, total company, is about 2.5 or 3 points. So when we moved from Marple, which was down about 1.5%, and we moved into May, which is now solidly in positive territory, including our e-commerce business, that sole difference is now Seasonal. It's comping up double digits. So from down double digits to up double digits, it's about a 2- to 3-point swing in total company comps, just in sales of that category alone. Also, in addition to that, we know that Seasonal transactions in the first quarter were also down double digits. The importance in understanding that is the basket that has Seasonal product in it, Jennifer's shopping the entire store, not just Seasonal. So, an average basket in a Seasonal purchase, it's about $55 or $60 or nearly twice our company average. So that suggests to us when we look into the basket, we know she's also buying Food, Consumables, potentially Soft Home or other categories. So in addition to the Seasonal sales, that Seasonal transaction has pretty significant value. Seasonal can be, like Furniture, can be a deferrable trip. Meaning, if weather is not great or if I'm not ready for whatever reason, I can look at it or give Big Lots a chance the next time I'm in there. So it really is as straightforward as that, Vinnie. The second part of your comment or question around Furniture, we actually saw Furniture comps accelerate to mid-single digits in the March, April time frame overall, across all 9 weeks of those 2 months. So we think less about the competition that was prevalent in February and its impact about March and April. And we come back solely to sales of Seasonal product and that halo that's associated with the transaction. That's the single biggest difference from last call to end of quarter or Marple.

Operator

And now we'll hear from Dan Wewer with Raymond James.

Daniel Ray Wewer - Raymond James & Associates, Inc., Research Division - U.S. Hard Line Goods Analyst

T.J., with the success of the Store of the Future, what does the company need to do to accelerate the number of remodels next year? What kind of resources would you have to add to ramp up the rollout?

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JUNE 01, 2018 / 12:00PM, BIG - Q1 2018 Big Lots Inc Earnings Call

Timothy A. Johnson - Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

Good question, Dan. And it sounds like questions we get often from our collaborative Board. And they're very supportive of Store of the Future initiative, and we had a lot of dialogue on this topic. Big picture, I'd highlight a couple of things that we were already working on in preparation or anticipation of continued good results. First off, we've invested in more real estate resources in the field to manage construction. We've also invested in Store Operations leadership and pulled people out of day-to-day responsibilities for stores or districts and put them fully focused on remodeling markets and teaching and training our teams. So that when they're complete, the operations can continue seamlessly and provide that great shopping experience. And I think the third thing is really looking at, from a home office standpoint or back here in Columbus, making sure that, whether it's the areas of merchandising, merchandising presentation or from an allocation perspective, we've got enough eyeballs on the floor plans and looking at results. So we've proactively looked at investing in those 3 areas as part of our 2018 operating plan in anticipation of these good results. Now it's more about identifying the markets and making sure that we've got people lined up logistically to execute more markets than 2018. And additionally, if some of the dislocation out there in the real estate market with companies going out of business or closing stores creates more opportunities for us to open either more new stores in new markets or relocate in existing markets, we are definitely interested in that proposition, too. So you'll recall from our prior analyst conference, we were looking at touching about 15% of the fleet of stores each of the 3 years of the plan so '18, '19 and '20. We think we can do more than 15% next year, and that's what we're working on with Nick and Mike and the teams as well as Martha and Michelle and their teams because they're very closely involved in terms of laying out the store. Did I answer your question?

Daniel Ray Wewer - Raymond James & Associates, Inc., Research Division - U.S. Hard Line Goods Analyst

You did. Yes. You quantified the success in Furniture and Store of the Future during the period. If you look at the end -- the store in its entirety, how did their same-store sales perform to the rest of the chain?

Timothy A. Johnson - Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

I'll say across the store in almost every category, we're seeing incremental lifts in business. I'd say the only areas that are flattish or can be down in certain stores depending on how the store has changed and the layout has changed would be Food and/or Consumables. But even in those situations, Dan, we're looking at a flattish or maybe slightly down across the stores that have been completed. It's really about the move to the front of the store, those 3 most visible businesses with Furniture, Soft Home and Seasonal, and it's about the overall traffic or transaction lift and the opportunity for more people to shop the balance of the store as well. So we look at that as a win-win. I also think looking forward -- and this may be a question later, so I'll preempt it now. You will see -- in the next few days, you will see new and, I'll say, more aggressive or more clear communication from a marketing standpoint around regrand openings in these markets as they've been completed. We're actually going to invest in Columbus, Phoenix, Austin, Charleston, Myrtle Beach and even some of the markets that we are -- we will have coming online in the next few weeks around a more clear, aggressive marketing message. You may recall, we were moving very quickly last year to get stores up and running, and the traffic that we were seeing or are seeing is really more about word of mouth and about our existing customer base. We now -- we are now ready, with Steve on board as our new Chief Customer Officer, to communicate why Jennifer ought to give us another chance or why she ought to shop Big Lots more frequently with a more aggressive message. So that's a future opportunity to try to help these stores get even better as we move forward.

Operator

And now we will take a question from Patrick McKeever with MKM Partners.

Patrick Gerard McKeever - MKM Partners LLC, Research Division - MD, Sector Head & Senior Analyst

Just a question on gross margin in the first quarter and then the second quarter guidance as well. I was surprised to see it hold up as well as it did in the first quarter, just given the weakness in the Seasonal merchandise. And then, T.J., on the second quarter, I think you said down slightly but also mentioned monitoring the glidepath, I guess, for markdowns. So I'm just wondering if you could maybe talk about that a little bit as well and

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JUNE 01, 2018 / 12:00PM, BIG - Q1 2018 Big Lots Inc Earnings Call

how confident you are that gross margin can continue to hang in there pretty well. And then my second question is just wondering if you could give us some color on the performance of Food and Consumables in the Store of the Future.

Timothy A. Johnson - Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

Sure, Patrick. I'll start on the margin piece and then ask Lisa to chime in on Food and Consumables. First off, thanks for the positive comments on first quarter gross margin performance. The entire people of our organization, we think, has done a very good job of controlling what they can control from a cost perspective and really watching closely their markdown levels along with their store partners. So it really is about we've seen, I'll say, stable IMU or initial markup. We continue to see favorable shrink results in our stores. So kudos to the Stores and Asset Protection teams. So those are our good guys in the results or better than planned or a little bit better than last year. The markdown piece really is about, I'll say, the delevering impact of a negative 3% comp. Think of it as we do have a certain amount of fixed markdowns that occurs as a normal part of running our business. Additionally, we did a little bit better during promotional periods, i.e., Friends and Family or other events, which typically are a little bit lower margin than some of the base business periods. So a lot of puts and takes, but I think managed very, very well in first quarter. Second quarter, we expect a similar scenario to kind of play out, with the wildcard being sell-through of Seasonal products. So we will monitor closely our glidepaths. We will move the units that we need to move. The question is what average item retail will that be at? Obviously, we have a point of view, and that's embedded in our guidance. But we will do the right thing in terms of managing units and inventories so that we exit second quarter clean, and we give the merchants and our store teams an opportunity to have clean inventory going into fall season and delivering newness in terms of back-to-campus and back-to-school. So that's how we're thinking about margin for second quarter. In terms of Food and Consumables, I'll kick it over to Lisa.

Lisa M. Bachmann - Big Lots, Inc. - Executive VP and Chief Merchandising & Operating Officer

Thanks, T.J. Patrick, I think your question was pertaining to Food and Consumables and the performance in Store of the Future. And as T.J. had mentioned, across-the-board, we're seeing, I'd say, low-single increases to slight decreases in the Food and Consumables business in Store of the Future. I think it's important to note that in most of our stores that we remodeled that the position is now in the back of the store. But again, we're happy with the performance with that move to the back, especially when you see what has happened with the 3 Ownable, Winnable categories that have moved to the front of the store.

Patrick Gerard McKeever - MKM Partners LLC, Research Division - MD, Sector Head & Senior Analyst

Are there any learnings from the Store of the Future as it relates to Food and Consumables that you may end up bringing into the rest of the store base before the retrofits, the remodels become a more material part of the company?

Lisa M. Bachmann - Big Lots, Inc. - Executive VP and Chief Merchandising & Operating Officer

I mean, we continue to believe that we can win in this category as it relates to both Store of the Future and the balance of our stores. And closeouts continue to be an important part of that value proposition for us. But we also know that consistency in our assortment is very important. And as a result, we will continue to expand our never-outs in both branded and private-branded categories. But this is really happening in both Store of the Future as well as balance of our -- of the chain.

Operator

And now we will hear from Paul Trussell with Deutsche Bank.

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JUNE 01, 2018 / 12:00PM, BIG - Q1 2018 Big Lots Inc Earnings Call

Paul Trussell - Deutsche Bank AG, Research Division - Research Analyst

I wanted to just follow up on the second quarter guidance from a top line standpoint. I believe comps up flat to plus 2. If you can maybe just talk a little bit more about your expectations of certain categories to make that 0, plus 2, just other things we should keep in mind, especially given that the Seasonal business is up to such a strong start, up double digits in May. What are the other puts and takes to your view on 2Q? And then second, obviously, the first quarter was disappointing, and you missed expectations from an earnings standpoint. Can you walk through any of the other metrics that you have changed in terms of your outlook on a go-forward basis versus where they started at the beginning of the year?

Timothy A. Johnson - Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

Sure. Thanks for the question, Paul. I think from our point of view, when we think about second quarter comps in particular -- and we're not going to go through it and provide comp forecasts by category, but I'll speak in big chunks to say what gives us the confidence around Q2 are really 3 things. First, May results to date now that we have somewhat of a level playing field on weather. I think second, Store of the Future results, which we will have more stores come online in second quarter in the comp base and more stores come online in third and fourth quarter in the comp base. As we move through the year, that becomes a bigger part of the comp. That's been the plan. That's -- I see no reason not to continue to expect that based on results to date. And I think the third thing, as Lisa mentioned in the prepared remarks, as we move through the second quarter, we know we will be delivering more newness, particularly in the Upholstery category. We know some of that product has already been tested and is expected to perform. So that the trends that we see coming out of the month of May should actually improve as we move through the quarter in our Furniture business. So I think those 3 things, Paul, are the single biggest things that give us confidence around forecasting second quarter. I do want to say that right upfront, we know Seasonal has to be a big part of second quarter. It's double-digit comps May-to-date, and we see no reason why that shouldn't be the result for the quarter as well. So we know that's a key, key driver. And we have the ammunition to do that from an inventory perspective. I think the second part of your question, Paul, as we look forward in the guidance, what's really changed, I think if I understood you right. So let me address that by saying first off, one of the things that has not changed is our commitment to investing in the business, both in the form of introduction, in continued introduction around brand identity, continued focus and rollout of the Store of the Future and also investments in things like Apple Valley distribution center and really, some of the strategic things that we want to test going forward, specifically in marketing or e-comm. So we are not allowing first quarter results or concerns around EPS forecast for the balance of the year to slow down or change any of our investments in the strategy. I want to be really clear there. Having said that, as we move through the balance of the year, we do expect continued pressure around transportation, in particular, and fuel costs, and that's largely reflected in our forecast. We continue to expect to invest in our associates through tax reform and primarily through improving the wage rate in many, many of our stores. Unfortunately, one of the things that's kind of part of the put-and-take equation is based on the slow, early start to the year, we do expect a lower bonus payout this year for many of our associates, and that's unfortunate because everybody is working extremely hard and first quarter was largely outside of their control. So some of -- those are some of the big puts and takes, Paul. I don't want to go through every line item in detail in the model, but I do feel confident that overall from an expense management standpoint -- again, there are puts and takes, but the team is focused on it, and the performance in first quarter was largely very close to what we had embedded in our guidance 90 days ago.

Operator

Now Peter Keith with Piper Jaffray will have the next question.

Peter Jacob Keith - Piper Jaffray Companies, Research Division - Principal and Senior Research Analyst

Maybe just to piggyback off of Paul's question, Furniture -- excuse me, Seasonal is 20% of sales for Q2, up double digit. It would imply you're kind of at 2% or more with that alone. So the guidance for the quarter and also where you are tracking in May, which suggests the rest of the business is flat to down. So could you give us a little color on how the rest of the business is looking?

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JUNE 01, 2018 / 12:00PM, BIG - Q1 2018 Big Lots Inc Earnings Call

Timothy A. Johnson - Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

Yes. I think what we mentioned earlier, Peter, I'm not going to go through and forecast every category for you. But I think, again, the impact of Seasonal coming out of Marple into the month of May is very encouraging for us. That needed to happen when weather got better, and so we were encouraged by that and -- because we were very confident in the team and the assortment. I think when you look at other categories in the store, not significant trend changes coming out of Marple going into the month of May. Again, this is -- albeit a 1.8% comp, this is our most difficult comp comparison of the quarter. And additionally, May, comping up against May, May was our best month of second quarter last year. So there are a lot of data points to point to and give us confidence that we should be able to comp this quarter that's reflected in guidance. But again, there are puts and takes by category. And some of them, honestly, Peter, are intentional or space changes from prior year or inventory changes to fund other categories from prior year. So it's not as straightforward as the math that you and I have gone through.

Peter Jacob Keith - Piper Jaffray Companies, Research Division - Principal and Senior Research Analyst

Okay. Fair enough. Maybe just a little more color on Memorial Day. So with Presidents' Day, you guys had cited some promotional activity in the marketplace that was slightly disruptive. And from what we could tell that, that same promotional activity continues here with Memorial Day, and I -- my sense is it will continue for Fourth of July and potentially for Labor Day. Were you able to better react against it? Or how did the overall Furniture category perform over this most recent weekend with regard to that promotional cadence?

Lisa M. Bachmann - Big Lots, Inc. - Executive VP and Chief Merchandising & Operating Officer

Overall -- I'll take this. Overall, we were happy with the Memorial Day weekend from a total company perspective. And we -- leading into the weekend, we were happy with our performance in Furniture as well. We were a little bit more aggressive with the offering that we had for this weekend, especially in our mattresses. We had a save-up-to-$400 promotion versus what we would have normally have done last year with the save-up-to-$300. And so again, I think we were able to compete with that, albeit we still know that there were some very, very aggressive promotions that took place from a competitive standpoint. But as we exited Memorial Day and as we move into second quarter, we're very confident about the Furniture business. I've talked earlier about the need for newness, and that newness is hitting now. It's hitting throughout second quarter and quite honestly, throughout third quarter. So we're very, very confident about what the business looks like going forward.

Operator

Now moving to Joe Feldman with Telsey Advisory Group.

Joseph Isaac Feldman - Telsey Advisory Group LLC - Analyst

I wanted to just ask on e-commerce. I know it's still relatively small, but you did discuss that you had your highest sales and smallest operating loss this quarter. Can you maybe share on -- I'm more interested on the profit side of things, how you were able to manage that and maybe some areas you've seen some improvements.

Timothy A. Johnson - Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

Yes. I'll touch on a couple of the metrics part of it, and then Lisa and team have done a lot of work around the assortment and how that changed during second quarter -- or during the first quarter. And that's a big, big benefit to not just the quarter, but as we think about second, third and fourth quarter. So big picture, Joe, first off, the nice benefit we have from an e-commerce standpoint on how that business has evolved is it has evolved towards some of our higher-margin categories. So most important online to Jennifer during the first quarter in order was Seasonal, by a large margin, Furniture and Soft Home in close proximity to each other, depending on the week or the day. So 2 of the 3 of those are our best-margin categories. That's a big plus for us. I think the second thing, from our view anyway, the website and the experience has continued to improve for Jennifer, including a lot of different aspects, which I'm sure Lisa will touch on as well. I think third, from an expense standpoint and really managing

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JUNE 01, 2018 / 12:00PM, BIG - Q1 2018 Big Lots Inc Earnings Call

and controlling what we can control, our productivity in the distribution side of the business right here in Columbus, which is our only shipping point currently, was very good. And our transportation team continues to work very, very hard on creative ways to keep that shipping cost under control. I mean, if we were to rewind the clock and think about the business when we started 2 years ago and imagined that we would be sitting here with a day in, day out offer to free ship at $99 and continuing to grow volume, I think that would surprise us. And -- but that's what we've done. And behind the scenes, Carlos and his team and Mike have done a great job of managing the cost side of that and working with our vendor partners. So I'm encouraged that first quarter volume was actually higher than holiday and fourth quarter, and we have plans for second quarter to be higher than first quarter because of the assortment that we have.

Lisa M. Bachmann - Big Lots, Inc. - Executive VP and Chief Merchandising & Operating Officer

Yes. Again, I'll add a little bit of color on the product side. Q1 was very exciting for us as we really introduced an expanded assortment for Jennifer, predominantly within Furniture and within Seasonal, giving her additional options online versus what we have in-store. We did that through extended aisle as well as utilizing some supplier-direct fulfillment, and it was very, very successful. And we look to continue to grow upon our supplier-direct fulfillment as we move through the year. Also, in May, we introduced what we refer to as nonparcel shipment within our supply chain, which enabled us now to be able to ship directly to Jennifer's home, larger parcel. Sofas, both in indoor or outdoor Furniture, and out-of-the-box, we saw some really great response to that. A lot of improvements being made to the site, as T.J. mentioned, we're really excited about displaying for her all of our affordable solutions and how she can pull together product in her home. And we have certainly learned that Jennifer looks to us for guidance on how to decorate. And we're really leveraging that asset to help her to do that. So again, very, very positive results in Q1 that we're going to continue to grow and look to for Q2 enhancements as well.

Joseph Isaac Feldman - Telsey Advisory Group LLC - Analyst

That's great. And then another follow-up. I know you guys have mentioned in the Furniture side needing or wanting to refresh some of the product areas and kind of updating maybe some of the styles or trend that you have. What does that mean to the current inventory situation? And like, will there be any clearance that we'll have to work through? Or is this just kind of subtle mixing in some newness?

Lisa M. Bachmann - Big Lots, Inc. - Executive VP and Chief Merchandising & Operating Officer

Great question. We have been planning for this newness. So yes, there is some liquidation that occurs, but it is very carefully done through how we advertise and also how we begin to pull back on receipts as we introduce newness. So all of this is contemplated. It's in our numbers. So it's just, as I said earlier, we could have -- we would have liked it to have happened a little bit sooner, but it's -- we're well positioned to introduce the newness in Q2 and Q3.

Joseph Isaac Feldman - Telsey Advisory Group LLC - Analyst

And then if I could sneak one more in. I noticed you guys didn't buy back stock this quarter. Any explanation or thoughts on that program at the moment?

Timothy A. Johnson - Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

Certainly, Joe. This is T.J. I think we mentioned in our prepared remarks, I mean, in consultation with the board, we thought it was appropriate given the uncertainty around David's situation during early March and on into late March and April that we stay out of the market. Maybe a conservative approach but one that we felt was appropriate given, again, the sensitivity around whatever the ultimate outcome of that discussion and evolution was going to be. So that's the simple reason. Obviously, we have a history, as you know very well, Joe, of returning cash to shareholders through share repurchase programs. I'm sure you also remember that we repurchased about $150 million of stock last year at an average price in the mid- to high 40s. So we look at the market today and based on our confidence in the strategic outlook going forward, particularly around some of those key initiatives I mentioned, Store of the Future, Ownable categories, introduction of brand identity, and we look at where the stock is

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JUNE 01, 2018 / 12:00PM, BIG - Q1 2018 Big Lots Inc Earnings Call

today, and, obviously, going forward, we would see that as an opportunity, based on prior share repurchase programs and based on our and the board's confidence in the strategy looking forward.

Operator

And now we will hear from Brian Nagel with Oppenheimer.

Brian William Nagel - Oppenheimer & Co. Inc., Research Division - MD & Senior Analyst

So I may have 2 -- a couple questions here I'll shove into one. First off, it's quite obvious a lot of discussion on the weather, the impact of weather upon your business here in the first quarter. We're seeing now what seems to be a nice rebound in that Seasonal category early in Q2. But the question I have there is as you look at the business, do you think the sales that were -- that did not occur in Q1 were just simply delayed into Q2? Or is there some potential lost business there? And then the second question I have -- again, we've been talking a lot about weather. Anything you're seeing with regard to price competition within your sector? I mean, clearly, Walmart has been more aggressive in pricing. And is that -- the absence of that company or others have any impact upon your sales, also your go-to-market strategy?

Timothy A. Johnson - Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

Sure, Brian. It's T.J. I'll take the first part, and then Lisa and the merchant teams are watching very, very closely pricing in all categories and all competition. From a weather perspective, I would love to imagine a scenario where the sales are just delayed from Marple into May and June at full ticket. I don't think that's realistic. So I think that our forecast contemplates, obviously, moving through the unit inventory we have, but our expectation is that it'll be done at a lower average item retail than originally planned because we have more units to work through with Jennifer in a shorter time frame. So our expectation is that units will move. Inventory levels will come down. We will stay on glidepath, but we will likely do it at slightly higher markdown rate and a slightly lower average item retail.

Lisa M. Bachmann - Big Lots, Inc. - Executive VP and Chief Merchandising & Operating Officer

And in regards to pricing pressures and what's happening from a competitive standpoint, our team is out comp-shopping all the time. So we certainly are seeing some of the prices in key categories being very competitive. I think the one thing that we look to is part of our opportunity in closeouts is where we are able to very much offer an important value proposition. So if products are coming from closeouts, we're looking to -- we still are able to be below where our competitors are. And then, for the most part, in our never-out products, we really work to be very competitive to those big-box retailers. And our team gets very, very creative on how we can stay competitive in margin mix, and there's a lot that we put into that. But we're also seeing in some cases, in certain commodities that where prices are going up, retails are also going up. So it's a constant evaluation. And again, I think we -- our team is very much on top of what's happening in the marketplace, and we're very confident in our ability to respond and react and creatively mix within our current model from a margin standpoint.

Brian William Nagel - Oppenheimer & Co. Inc., Research Division - MD & Senior Analyst

Got it. That's very helpful. And if I can squeeze one more question in, just maybe bigger picture. But one of the more interesting aspects of the call that I heard is just your -- the success you've had with the Store of the Future, particularly here in Q1. I understand that one of the biggest pressures upon your business was weather, something largely out of your control. The Store of the Future performance was much better. What is it about that new store format that allows you to perform better in a weather-impacted period?

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JUNE 01, 2018 / 12:00PM, BIG - Q1 2018 Big Lots Inc Earnings Call

Timothy A. Johnson - Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

Great question. So I think first off, in full transparency, when we talk about the 4 markets that we have the most information on, one is in Phoenix, Arizona, which would be difficult to play the weather card in, just full transparency, and then 2 more of them are in the southern parts of the country where again, there's a better chance of it being warmer earlier. The fourth being here in Columbus, and we know very well it's been a cool spring here in Columbus. We probably are going right from winter to summer, the way it looks. So having said that though, what I think from our point of view definitely impacts Store of the Future are a number of things. But first off, putting those 3 big businesses right in front of the store, so Jennifer clearly knows what we stand for and what categories we want to own is step 1. I think step 2 is the -- I'll say, the adjustments or the changes to the layout of the store to provide not only front and center but oftentimes, more footage to those categories, not necessarily in terms of inventory but just in terms of ease of shop and a better experience for Jennifer. I think the third thing is the power of our teams and our associates in those markets is huge. We go out and meet with every one of the markets in advance of them starting their Store of the Future remodel and help them understand the why, help them understand what we're investing in, help them understand how their stores are going to change and what our expectations are. And without fail -- we've done these in 10 markets now, the introduction, I mean. Our store associates are a powerful asset for the company, and they are excited about their store changing. They take great ownership in it, and they communicate that to Jennifer each and every day when she comes into the store. You're seeing in Store of the Future remodels, you are seeing our future brand identity and our future strategy and expectations realtime. Again, it's about the future, but it can only get better from here for the marketing reasons that I've mentioned that Steve and his team are going to bring to bear. So I think there's a lot of factors, Brian, that play into the success of Store of the Future. But clearly, she is seeing -- Jennifer is seeing a cleaner, more organized, easier-to-shop store that is reflective of where we want to go, not where we've been.

Operator

We have time for 1 final question, and that will come from Sean Kras with Barclays.

Sean Stephen Kras - Barclays Bank PLC, Research Division - Research Analyst

Maybe I missed this earlier, but did you say how many stores were in the Store of the Future format at the end of the first quarter? And then a related question on that is how many more will be added this quarter?

Timothy A. Johnson - Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

Sure, Sean. This is T.J. We did not mention that in our prepared remarks. But at the end of the first quarter, let's say, we had approximately 30 to 35 stores. I'm saying approximately because there are a couple of stores, candidly, Sean, that we had to close altogether and reopen. And I don't remember if those reopened within the quarter or outside the quarter. There's another, I'll say, 45 stores, give or take, that are in process right now, which leaves us about 63 stores for the remaining balance of the year. And again, I'm speaking to stores that have been remodeled. Obviously, we are opening new stores throughout the year, and the majority of our new store openings are in front of us. And so our evaluation of the success of the program is really based on those 4 markets that were fully completed for the majority of first quarter. Two of those markets, we completed last fall. So we've got a fairly decent runway on about 35-ish stores to understand. I think another point to mention here is we're focusing a lot of our time and attention on the results after the remodel is complete. But I don't want to underestimate the importance of the process and how well Nick and his team have led a cross-functional effort to really relay the store candidly while it's open, kind of like changing the tires while the car's driving down the road. A lot of this work -- most of this work is done at night. However, we have to be ready for Jennifer every morning during this process. So to have stores have minimal, if any, disruption to sales volume during the 4- to 5- to 6-week process, depending on the store that we're remodeling it, that's a big, big win. I mean, I'm sure you've been in stores that are being remodeled, and you can tell. In many of our stores, it's difficult to tell other than the category's in a different place the last time you were there. So I think that minimal disruption has been key, but also evaluating those 35-ish stores that have been up and running for at least a quarter, if not more, is what we're basing our analysis on.

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

JUNE 01, 2018 / 12:00PM, BIG - Q1 2018 Big Lots Inc Earnings Call

Sean Stephen Kras - Barclays Bank PLC, Research Division - Research Analyst

That's very helpful. Then just a quick follow-up, something that hasn't come up yet on the call. Just the relaunch of the Rewards program in the fourth quarter last year, could you give us an update on enrollment trends and also what you're seeing in terms of frequency and spending from these customers?

Timothy A. Johnson - Big Lots, Inc. - Executive VP, Chief Administrative Officer & CFO

That's a great question. Well done. We relaunched the Rewards program last year around about November 1. And candidly, Sean, all that's happened there -- since there is sign-ups have gone up, ease of communicating with Jennifer has increased, our store teams are more engaged in encouraging loyalty participation. And as a percent of our business, loyalty or Rewards penetration has increased fairly significantly. We think this is a big opportunity for us again as we move through 2018 and move into 2019 to encourage just one more shop from Jennifer. We have roughly, I'll say in round numbers, about 15 million or 16 million, maybe 17 million members now that we have the opportunity to e-mail on a fairly regular basis, and that's where we're focused. It also gives us an opportunity, Sean, without going into too many details because it's still very new, to try to communicate to these customers outside of e-mail in other social or digital channels. So a lot of learnings are going on right now for our business and for Steve and the team, and this was a very, very robust topic as an opportunity with our Board of Directors over the last 2 days. So we're encouraged by the opportunity that's in front of us with the loyalty program. So more to come, but good catch in terms of asking the question.

Andrew D. Regrut - Big Lots, Inc. - VP of IR

Okay. Thank you, everyone. Jake, would you please close the call with replay instructions?

Operator

Of course. Ladies and gentlemen, a replay of this call will be available to you by 12 noon Eastern today. The replay will end at 11:59 p.m. Eastern on Friday June 15, 2018. You can access the replay by dialing toll-free U.S.A. and Canada at 1 (888) 203-1112 and enter the replay passcode of 5522371 followed by the # sign. International callers can dial 1 (719) 457-0820 and enter the replay passcode of 5522371 followed by the # sign.

Ladies and gentlemen, this concludes today's presentation. Thank you for your participation. You may now disconnect.

Disclaimer
Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2018 Thomson Reuters. All Rights Reserved.

THOMSON REUTERS STREETEVENTS	www.streetevents.com	Contact Us

© 2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.